EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Six months ended June 30, 2017

WOOSTER, Ohio, July 27, 2017 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income (unaudited) of $761,000 or $0.27 per common share for the quarter ended June 30, 2017, compared to $674,000 or $0.24 per common share for the quarter ended June 30, 2016. The increase in net income was due to an increase in both net interest income and noninterest income, partially offset by increases in the provision for loan losses, noninterest expense, and the provision for federal income taxes. The return on average equity and return on average assets for the 2017 quarter were 7.26% and 0.68%, respectively, compared to 6.57% and 0.60%, respectively, for the 2016 quarter.

Net income for the three months ended June 30, 2017 was negatively impacted by a proxy contest for the election of directors at the annual shareholders meeting held on May 25, 2017. The proxy contest resulted in increased legal and stockholder expense compared to the prior year quarter of $212,000. Without these additional proxy contest expenses, return on average equity would have been 8.59% and return on assets would have been 0.81% for the June 30, 2017 quarter.

Net interest income increased $288,000 for the quarter ended June 30, 2017, compared to the quarter ended June 30, 2016. Interest income increased $269,000 during the 2017 quarter primarily due to a change in the composition of the average balance of interest-earning assets, and an increase in rates earned on those assets. The change in the average balance of interest-earning assets included a $27.0 million increase in average balance of higher yielding loans, while the average balance of lower yielding investments and interest-bearing deposits declined by $26.9 million compared to the prior year quarter. The rate earned on these assets increased from 3.63% in the prior year quarter to 3.88% in the current year quarter. Interest expense decreased $19,000 primarily due to a $598,000 decrease in the average balance of interest-bearing liabilities, and a decrease in the rates paid on those liabilities from 0.52% for the quarter ended June 30, 2016 to 0.50% for the quarter ended June 30, 2017. The net interest rate spread increased from 3.11% for the quarter ended June 30, 2016 to 3.38% for the quarter ended June 30, 2017.

Provision for loan losses was $83,000 in the second quarter of 2017, an increase of $72,000 from $11,000 during the second quarter of 2016.  The increase is primarily due to an increase in both loan balances and required reserves for a single commercial borrower.

Noninterest income totaled $640,000 for the three-month period ended June 30, 2017, and increased $85,000, from $555,000 for the same period in 2016. The increase was primarily due to a $65,000 increase in gain on sale of loans, due to an increase in loans sold, and a $12,000 increase in interchange fees compared to the same period last year.

Noninterest expense totaled $3.1 million for three-month period ended June 30, 2017, an increase of $151,000 from $3.0 million for the three months ended June 30, 2016. Included in this increase were proxy contest costs of $212,000, including both legal expense and shareholder stock-related expense, a $21,000 increase in audit and accounting expense, due mainly to timing of the expenses, and a $111,000 increase in other operating expense.  The increase in other operating expense was due to an increase in internet banking expense, professional services, several check loss incidents during the quarter, charitable contributions and loan origination expense.  These increases were partially offset by a $236,000 decrease in salaries and employee benefits, and a $27,000 decrease in federal deposit insurance premiums compared to the prior year quarter. The decrease in salaries and employee benefits was due to decreased compensation attributable to staff reductions, a decline in healthcare costs due to a change in providers, a decrease in pension costs due to scheduled retirements in 2016, and an increase in deferred loan costs. These decreases in salaries and employee benefits were partially offset by an increase in other employee benefits and education and training costs to facilitate the strategic initiative of enhanced customer service compared to the prior year quarter. The decrease in the federal deposit insurance premiums is due to a lower assessment rate compared to the prior year quarter.

For the six months ended June 30, 2017, net income totaled $1.3 million, or $0.48 per common share, compared to net income of $1.4 million, or $0.50 per diluted share, for the six months ended June 30, 2016.  The decrease in net income was primarily due to increases in the provision for loan losses, noninterest expense and the provision for federal income taxes, partially offset by increases in both net interest income and noninterest income. The return on average equity and return on average assets for the six months ended June 30, 2017 were 6.40% and 0.60%, respectively, compared to 6.79% and 0.63%, respectively, for the six months ended June 30, 2016.

Net income for the six months ended June 30, 2017 was negatively impacted by a proxy contest, as previously discussed. The proxy contest resulted in an increase in legal and stockholder expense compared to the prior year period of $412,000. Without these additional proxy contest expenses, return on average equity would have been 7.70% and return on assets would have been 0.72% for the six months ended June 30, 2017.

Net interest income increased $409,000 for the six months ended June 30, 2017, compared to the six months ended June 30, 2016. Interest income increased $405,000 during the 2017 period mainly due to a $6.9 million increase in average balance of interest-earning assets, and an increase in the rates earned on those assets from 3.69% in the prior year period to 3.82% in the current year period.  Interest expense decreased $4,000 primarily due to a decline in the average rate paid, substantially offset by a $5.7 million increase in the average balance of interest-bearing liabilities. The average rate paid declined from 0.51% in the 2016 period to 0.50% in the 2017 period. The decline in rate was primarily due a change in the average balance of interest-bearing liabilities. The average balance of interest-bearing liabilities increased $5.7 million during the current year period, including a $15.1 million increase in the average balance of lower cost demand deposits and money market and savings accounts, while the average balance of higher cost certificates of deposit declined $7.4 million and Federal Home Loan Bank borrowings declined by $3.2 million.  The net interest rate spread increased from 3.18% in the prior year period to 3.32% in the current year period, due to interest-earning assets repricing upward, while the cost of interest-bearing deposits declined from the prior year period.

Provision (Credit) for loan losses increased $166,000 to $110,000 during the six months ended June 30, 2017 compared to a credit provision of $56,000 during the six months ended June 30, 2016.  The increase is primarily due to increases in loan balances and loans requiring additional specific reserves compared to the prior year period.

Noninterest income increased $120,000 for the six months ended June 30, 2017 compared to the six months ended June 30, 2016. The increase was primarily due to a $50,000 increase in gain on sale of residential mortgage loans, a $21,000 increase in deposit service charges and a $29,000 increase in other operating income. The increase in gain on sale of residential mortgage loans was primarily due to an increase in loans sold, from $3.0 million in the 2016 period, to $5.7 million in the 2017 period. The increase in deposit service charges was due to increased transactions compared to the prior year period. The increase in other operating income includes a $32,000 increase in non-deposit investment fees earned during the period.

Noninterest expense increased $402,000 for the six months ended June 30, 2017 compared to the six months ended June 30, 2016.  The proxy contest costs, as previously discussed, included $412,000 of this increase which is included in both legal expense and shareholder stock-related expense. The remaining increase includes a $52,000 increase in audit and accounting expense, and a $143,000 increase in other expense, partially offset by a $198,000 decrease in salaries and employee benefits, and a $52,000 decrease in federal deposit insurance premiums. The increase in audit and accounting expense is due to an increase in the expense related to timing of the expenses and increased internal audit. The increase in other noninterest expense was due to an increase in internet banking expense, professional services, several check loss incidents, and an increase in loan origination expenses. The decrease in salaries and employee benefits was due to decreased compensation attributable to staff reductions, a decline in healthcare costs due to a change in providers, a decrease in pension costs due to scheduled retirements in 2016, and an increase in deferred loan costs. These increases were partially offset by an increase in education and training costs to facilitate the strategic initiative of enhanced customer service, an increase in ESOP expense, and an increase in post-retirement benefit costs compared to the prior year. The decrease in the federal deposit insurance premiums is due to a lower assessment rate compared to the prior year quarter.

At June 30, 2017, the Company had total assets of $445.2 million, a decrease of $9.6 million, from total assets at December 31, 2016. The decrease in total assets includes an $8.7 million decrease in cash and cash equivalents, and a $6.3 million decrease in securities balances, partially offset by a $5.5 million increase in net loans compared to December 31, 2016.

Total securities decreased $6.3 million to $74.0 million at June 30, 2017, compared to December 31, 2016. The decrease in securities was primarily due to investing the principal and interest cash flows from securities into higher yielding loans. Net loans totaled $337.8 million at June 30, 2017, an increase of $5.5 million, compared to $332.3 million at December 31, 2016, primarily due to new originations in excess of principal reductions and scheduled maturities.

The allowance for loan losses totaled $3.2 million, or 0.93% of gross loans, at June 30, 2017, compared to $3.0 million, or 0.91% of gross loans, at December 31, 2016. Nonperforming assets, which consist of loans on nonaccrual status and real estate owned, totaled $2.2 million at June 30, 2017, or 0.66% of total loans, an increase of $688,000 from the December 31, 2016 balance of $1.6 million, or 0.46% of total loans.

Deposits totaled $377.5 million at June 30, 2017, a decrease of $6.2 million from $383.7 million at December 31, 2016. This decrease includes a $13.5 million decrease for time deposits, partially offset by a $309,000 increase in demand deposits and a $6.9 million increase in savings and money market balances. The Company continues to monitor deposit activity closely to respond to changes in customer preference for types of deposits and competitive pressure.

Other short-term borrowings, which consist solely of repurchase agreements with commercial customers of the Bank, totaled $6.6 million at June 30, 2017, compared to $7.2 million at December 31, 2016. These repurchase agreements are offered by the Bank in order to retain commercial customer funds and to provide these commercial customers the opportunity to earn a return on a short-term secured transaction.

Advances from the Federal Home Loan Bank (FHLB) totaled $15.0 million at June 30, 2017, a decrease of $3.0 million from December 31, 2016. The decrease was due to the scheduled maturity and repayment of a $3.0 million fixed rate advance. The Bank uses FHLB advances to extend the duration of its liabilities to manage the interest rate risk associated with the longer duration of loans at a lower cost than other funding alternatives, particularly retail term deposits.

Stockholders’ equity increased by $1.0 million during the period ended June 30, 2017. This increase was due to net income of $1.3 million, and a $152,000 net increase in unrealized gains on available-for-sale securities, partially offset by $496,000 in shareholder dividends, and a $29,000 increase in the unrecognized loss arising from the cost of post-retirement split dollar life insurance coverage as part of the Company’s bank-owned life insurance plan.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to the possibility that activist stockholders may wage proxy contests or gain representation on the Board of Directors, causing disruption and/or uncertainty to the Company’s business, customer relationships and employee retention, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area, changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  In evaluating these statements, you should specifically consider various factors described above as well as the risks outlined under “Part I – Item 1A. Risk Factors” in our 2016 Annual Report on Form 10-K filed with the SEC on March 16, 2017. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended June 30,

	2017	2016

Quarterly Results

Net Interest Income	$3,596	$3,308
Net Income	$761	$674
Earnings Per Share:
Basic and diluted	$0.27	$0.24
Return on Average Assets (Annualized)	0.68%	0.60%
Return on Average Equity (Annualized)	7.26%	6.57%

	For the Six Months
	ended June 30,

	2017	2016

Year to Date Results

Net Interest Income	$7,065	$6,656
Net Income	$1,332	$1,381
Earnings Per Share:
Basic and diluted	$0.48	$0.50
Return on Average Assets (Annualized)	0.60%	0.63%
Return on Average Equity (Annualized)	6.40%	6.79%

	June 30,	December 31,
	2017	2016

End of Period Data

Total Assets	$445,202	$454,791
Stockholders' Equity to Total Assets	9.44%	9.02%
Shares Outstanding	2,781,839	2,781,839
Book Value Per Share	$15.11	$14.75

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Interest income	$4,095	$3,826	$8,072	$7,667
Interest expense	499	518	1,007	1,011
Net interest income	3,596	3,308	7,065	6,656
Provision (Credit) for loan losses	83	11	110	(56)
Net interest income after provision for loan losses	3,513	3,297	6,955	6,712
Noninterest income	640	555	1,127	1,007
Noninterest expense	3,101	2,950	6,260	5,858
Income before federal income taxes	1,052	902	1,822	1,861
Provision for federal income taxes	291	228	490	480
Net income	$761	$674	$1,332	$1,381

Earnings per share
Basic and Diluted	$0.27	$0.24	$0.48	$0.50

Dividends per share	$0.09	$0.09	$0.18	$0.18

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	June 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	$8,092	$16,756
Investment securities, net (1)	73,953	80,268
Loans receivable, net	337,820	332,283
Federal Home Loan Bank stock	4,226	4,226
Premises & equipment	6,270	6,420
Foreclosed assets held for sale, net	230	2
Bank-owned life insurance	9,960	9,827
Other assets	4,651	5,009
TOTAL ASSETS	$445,202	$454,791

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	377,507	383,733
Other short-term borrowings	6,599	7,246
Federal Home Loan Bank Advances	15,000	18,000
Accrued interest payable and other liabilities	4,049	4,784
TOTAL LIABILITIES	403,155	413,763

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,067	36,041
Retained earnings	23,153	22,317
Shares acquired by ESOP	(239)	(273)
Treasury Stock, at cost - 1,196,892 shares at June 30, 2017 and December 31, 2016.	(16,936)	(16,936)
Accumulated other comprehensive loss	(396)	(519)
TOTAL STOCKHOLDERS' EQUITY	42,047	41,028

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$445,202	$454,791
(1) Includes held-to-maturity classifications.
Note: The December 31, 2016 Condensed Consolidated Balance Sheet has been derived from the audited Consolidated Balance Sheet as of that date.

Contact Information:
Myron Swartzentruber
Senior Vice President Chief Financial Officer
(330) 264-5767